                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                   FORM 8-K


                                CURRENT REPORT

                         Under Section 13 or 15(d) of
                      The Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): October 1, 1997


                         MARRIOTT INTERNATIONAL, INC.
            (Exact name of registrant as specified in its charter)


                                   Delaware
                           (State of incorporation)

            1-12188                                       52-0936594
      (Commission File No.)                  (IRS Employer Identification No.)


                10400 Fernwood Road, Bethesda, Maryland  20817
              (Address of principal executive offices) (Zip Code)


Registrant's telephone number, including area code:  (301) 380-3000


         (Former name or former address, if changed since last report)
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ITEM 5.   OTHER EVENTS

     On October 1, 1997, the Registrant announced that it had entered into a definitive agreement with Sodexho Alliance, S.A. ("Sodexho Alliance"), a worldwide food and management services organization headquartered in France (listed on Paris Bourse), to combine the Registrant's food service and facilities management business (Marriott Management Services) with Sodexho Alliance's North American operations. The combined company, Sodexho Marriott Services, Inc. ("Sodexho Marriott Services"), is expected to be listed on the New York Stock Exchange.

     Prior to the merger, a new company comprised of the Registrant's lodging, senior living and distribution services businesses will be spun off, on a tax-free basis, to the Registrant's shareholders. This new company ("new Marriott International"), which will adopt the Marriott International, Inc. name, will apply for listing on the New York Stock Exchange.

     Immediately following the spin-off, Sodexho Alliance will make a cash contribution of approximately $305 million to its North American operations (International Catering Corporation), which will then be merged with a subsidiary of the Registrant. As consideration for the merger, Sodexho Alliance will receive approximately 124 million common shares of the Registrant, which will be renamed Sodexho Marriott Services, Inc. The Registrant's shareholders and Sodexho Alliance will own 51 percent and 49 percent, respectively, of Sodexho Marriott Services.

     Consummation of these transactions is subject to customary conditions, including approval by the Registrant's shareholders, receipt of a favorable ruling from the Internal Revenue Service, and other regulatory approvals.

     Additional information regarding these transactions is contained in the attached news release, and in the attached prepared remarks of Michael A. Stein, chief financial officer and executive vice president of the Registrant, delivered to a security analyst/investor meeting and conference call, each of which is incorporated herein by reference.


ITEM 7.     FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(c)    Exhibits

Exhibit 99(1)       News Release dated October 1, 1997.

Exhibit 99(2) Prepared remarks of Michael A. Stein, chief financial officer and executive vice president of the Registrant, delivered to an analyst/investor meeting and conference call held on October 1, 1997 in New York City.
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SIGNATURES

Under the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MARRIOTT INTERNATIONAL, INC.



By: /s/ JOSEPH RYAN
   ---------------------------
   Joseph Ryan
   Executive Vice President
    and General Counsel

Date: October 8, 1997